EXHIBIT 5

[Company Letterhead]

November 7, 2017

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California 95119

Re:	Registration of Securities of Western Digital Corporation

Ladies and Gentlemen:

In connection with the registration of certain shares of Common Stock of Western Digital Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Form S-8 Amendment”), filed with the Securities and Exchange Commission on or about the date hereof, that may be issued or delivered pursuant to the Western Digital Corporation 2017 Performance Incentive Plan (the “2017 Plan”), such Shares having originally been authorized for issuance under the SanDisk Corporation 2013 Incentive Plan and the maximum number of such Shares being 9,197,021, all as further described in the “Explanatory Note” to the Form S-8 Amendment, you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the 2017 Plan and relevant agreements duly authorized by and in accordance with the terms of the 2017 Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the 2017 Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Form S-8 Amendment.

Respectfully submitted,

/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary